Exhibit 4.301

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 137354 of January 27, 2011

For the provision of

communication services for the purpose of cable broadcasting

This license is granted to

Open Joint Stock Company

Moscow city telephone network

Primary state registration number of legal entity (individual entrepreneur) (OGRN, OGRNIP)

1027739285265

Taxpayer Identification No. (INN)

7710016640

Location:

119017, 25 bld. 1 Bolshaya Ordynka St., Moscow

Territory of telecommunications services is specified in the annex.

This license is granted for the following term:

to January 27, 2016

This license is granted on the basis of the decision of the licensing authority - Order No. 736-pcч of November “20”, 2015

This license is accompanied with an annex on 2 pages, being its integral part

Deputy Head	(signature)	O.A. Ivanov

L.S.

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296

CN 074175

Annex to License No. 137354 **

License requirements

1. Moscow City Telephone Network Joint-Stock Company (the Licensee) shall comply with the terms of this license.

Short name:

MGTS OJSC

OGRN 1027739285265	INN 7710016640

Location:

119017, 25 bld. 1 Bolshaya Ordynka St., Moscow

2. The Licensee shall start provision of services under the license no later than 27.01.2013.

3. The Licensee shall provide communication services under the license in the territory of the Russian Federation.

4. The Licensee under this license shall provide the following to subscribers*:

a) access to the Licensee’s communication network;

b) distribution (delivery) of television and (or) radio programming signals to user (terminal) equipment, including equipment connected to the mobile network of the Licensee;

c) subscriber line for permanent use;

d) transmission of warning signals and emergency information on dangers arising from the threat of or occurrence of emergency natural and man-made situations, as well as in the case of military operations or as a result of these actions, on the rules of behavior of the population and the need for protection measures.

5. The Licensee shall provide communications services in accordance with the rules of communications services, approved by the Government of the Russian Federation.

6. The Licensee in providing communications services shall comply with the rules for connection of telecommunications networks and their interactions, approved by the Government of the Russian Federation, when connecting cable broadcasting network of the licensee to the public telecommunications network, connecting other communication networks to cable broadcasting network of the Licensee.

137354

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7. The Licensee is required in the delivery of services in accordance with this license to fulfill the conditions set out for allocation of radio frequency bands and assignment of radio frequency band or radio frequency channel.

8. Connection of cable TV network of the Licensee should be subject to interference protection standards of radio communication systems operating in accordance with the “Table of distribution of radio frequencies between the services of the Russian Federation in the frequency range from 3 kHz to 400 GHz.”

9. The Licensee shall have management system in its communication network complying with the regulatory requirements to communication network management systems established by the federal executive authority in the field of communication.

10. Provision of telecommunications services in accordance with the terms of this license shall be permitted only subject to the license (s) for broadcasting and (or) contract (s) with the Licensee-broadcaster, except as specified in paragraph 11 of these requirements.

11. The Licensee must carry out broadcasting of mandatory public television and (or) radio channels the list of which is determined by the laws of the Russian Federation on mass media in communication networks operated by it, at its own expense (without signing contracts with broadcasters of mandatory public television and (or) radio channels, without charging any fees for reception and broadcast of these channels from subscribers and broadcasters of mandatory public television and (or) radio channels).

12. The sequence of positions of the mandatory public television and (or) radio channels is determened by the President oа the Russian Federation (from the 1st to the 10th position for television channels and from the 1st to the 3rd position for radio channels), and for the other mandatory public television channels - based on the auction results (tender, auction) for the Licence for the provision of digital terrestrial roadcasting with the use of multiplex items throughout the entire territory of the Russian Federation (from the 11th to the 20th position for television channels).

13. The Licensee shall provide information about the basis of calculation of mandatory deductions (tax payments) to the universal service reserve in the manner and form required by the federal executive authority in the field of communications.

* Provision of services under the license can be accompanied by the provision of other services, technologically closely related to communications services for the purposes of cable broadcasting and aimed at improvement of their customer value, unless it requires a separate license.

** This license is issued by way of renewing the license No. 125852 dated 27.01.2011.

2

Laced, numbered and sealed

3 (three) sheet (s).

Head of the department of registers of assigned radio frequencies and licenses in the field of communication

(signature) I.Yu. Zavidnaya
21 DEC 2015

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296

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